Exhibit T3B.9

AMENDED AND RESTATED OPERATING AGREEMENT AND BY-LAWS

OF

QUALITY SHIPYARDS, L.L.C.

Recitals

Quality Shipyards, L.L.C., a Louisiana limited liability company, has been formed under the laws of Louisiana by the filing of Articles of Organization (the “Articles”) pursuant to the Louisiana Limited Liability Company Law, La. R.S. 12:1301, et seq. (as amended from time to time and any successor statute, the “Act”) on behalf of each Member. Prior to the date of this Amended and Restated Operating Agreement (“Agreement”), the affairs of the Company were governed by that certain Operating Agreement, dated March 31, 1999 (the “Original Agreement”). Each party to this Agreement, as a Member, enters into this Operating Agreement as the Company’s and its binding agreement and for all purposes permitted for an operating agreement under Louisiana law. Wherefore, each Member agrees as follows:

ARTICLE I

INTRODUCTION

Section 1.1 Offices and Records

(a) Registered Office and Registered Agent. The Company’s registered office and registered agent required by the Act to be continuously maintained in Louisiana shall be the registered office and agent named in the initial report filed with the Articles or such other office or agent as the Director/Managers (as hereinafter defined) may designate from time to time in the manner provided by the Act.

(b) Other Offices. The Company may also have offices at such other places both within and without Louisiana as the Director/Managers may from time to time determine or the business of the Company may require.

(c) Maintenance of Books and Fiscal Year. The Company shall keep books and records of accounts on an accrual basis and shall keep minutes of the proceedings of its Director/Managers and its Members. The Company’s fiscal year shall begin on April 1.

(d) Title to Company Assets, Title to Company assets, whether real, personal or mixed and whether corporeal or incorporeal, shall be deemed to be owned by the Company as an entity and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its affiliates or one or more nominees, as the Director/Managers may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Section 1.2 Defined Terms. The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Section 1.2. When used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Louisiana Limited Liability Company Law, as amended from time to time.

(b) “Articles” shall mean the Articles of Organization of the Company.

(c) “Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time, and the terms “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

(d) “Director/Managers” shall have the meaning specified in Section 2.1.

(e) “Company” shall refer to Quality Shipyards, L.L.C.

(f) “Membership Interest” of a Member shall mean the number of Shares owned by such Member set forth opposite the name of such Member under the column “Ownership” in Exhibit .A hereto, as such number of Shares may be adjusted fi-om time to time pursuant to the terms hereof. Exhibit A, as adjusted, shall at all times reflect the total of the Membership Interests.

(g) “Operating Agreement” shall mean this Agreement.

(h) “Officer/Managers” shall have the meaning specified in Section 5.1.

(i) “Principal Office” shall mean 601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130, or such other address as may be established by the Members.

(j) “Shares” shall have the meaning specified in Section 2.1.

(k) “U.S. Citizen” shall mean an individual who is a citizen of the United States.

Section 1.3 Company Purpose. The general purposes of the Company are as set forth in the Articles. The Company may exercise all powers reasonable or necessary to pursue such purposes.

ARTICLE II

MEMBERS

Section 2.1 Shares as Membership Interest. Each Member’s membership interest shall be divided into and consist of shares (“Shares”). Each Share shall be in all respects equal to every other Share and shall be entitled to one vote on all matters as to which Members are entitled to vote. The rights represented by the Shares shall include (a) the right to receive distributions on such Shares and other distributions, including liquidating distributions, from the Company and (b) all other rights, benefits and privileges enjoyed by the Members (under the Act, the Articles or this Operating Agreement) in their capacity as Members, including rights to vote, consent and approve. Shares shall be issued, and the holders thereof admitted as Members, for such consideration as determined by the Director/Managers. Each Initial Member’s Membership Interest is shown on Exhibit A. Shares shall not be represented by certificates. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

Section 2.2 Place of Meetings. All meetings of the Members for the election of Director/Managers or otherwise shall be held at such places as the Director/Managers shall designate, upon ten days’ written notice thereof being given to each Member in the manner outlined in Section 2.2 hereof.

Section 2.3 Meetings. Any meeting of the Members for any purpose or purposes, unless otherwise prescribed by law, may be called by the president, and shall be called by the president or secretary, upon written request of a majority of the Director/Managers or at the request in writing, of Members holding a majority of the voting power of the Company. The notice of meetings shall state the purpose or purposes of the proposed meeting, as well as the time and place thereof, and same shall be served in the manner outlined in Section 2.2 hereof.

Section 2.4 Proxies. At any meeting of the Members, each Member having the right to vote shall be entitled to vote in person or by written proxy.

Section 2.5 Member Quorum. Except as otherwise provided by law, the presence, in person or by proxy, of the holders of a majority of the total voting power shall be requisite and shall constitute a quorum at all meetings of the Members. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power present, in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or otherwise, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.6 Voting. Any action required to be taken at a meeting of the Members of the Company or any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Members entitled to vote with respect to the subject matter thereof. The consent shall have the same effect as a unanimous vote of Members.

ARTICLE III

DIRECTOR/MANAGERS

Section 3.1 Powers of Director/Managers. The Company shall be a manager-managed limited liability company. The business and affairs of the Company shall be managed by the Director/Managers, who need not be residents of the state of the Company or Members of the Company, as provided in Section 5.2 of this Agreement. The number of Director/Managers shall be not less than three nor more than nine, and each Manager shall be a U.S. Citizen. The exact number of director/managers shall be determined from time to time by resolution adopted by the Director/Managers. The Director/Managers shall be three in number and are Jeffrey M. Platt, Bruce D. Lundstrom, and Quinn P. Fanning.

Section 3.2 Meetings. The Director/Managers of the Company may hold their meetings either within or without the state in which the Company was organized. Meetings of the Director/Managers shall be called by the president on two days’ notice to each Director/Manager. Meetings also may be called by the secretary in like manner and upon like notice on the written request of two Director/Managers.

Section 3.3 Unanimous Consent. Any action which may be taken at a meeting of the Director/Managers or any committee thereof may be taken by consent in writing signed by all of the Director/Managers or by all members of the committee, as the case may be, and filed with the records of proceedings of the Director/Managers or committee.

Section 3.4 Compensation of Director/Managers. Director/Managers, as such, shall not receive any salary for their services but, by resolution of the Director/Managers, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each meeting of the Director/Managers, provided that nothing herein contained shall be construed to preclude any Director/Manager from serving the Company in any other capacity and receiving compensation therefor.

Section 3.5 Quorum Noting. A majority of the Director/Managers shall be necessary to constitute a quorum for the transaction of business and, except as otherwise provided by law, the acts of a majority of the Director/Managers present at a meeting at which a quorum is present shall be the acts of the Director/Managers.

Section 3.6 Vacancies. Any vacancy occurring among the Director/Managers may be filled by the affirmative vote of a majority of the remaining Director/Managers although less than a quorum of the Director/Managers. A Director/Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 3.7 Committees of Director/Managers. The Director/Managers may, by resolution passed by a majority of all Director/Managers, designate one or more Committees, ea.ch Committee to consist of one or more of the Director/Managers of the Company. The Director/Managers may designate one or more Director/Managers as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the Committee.

ARTICLE IV

NOTICES

Section 4.1 Notice to members and Director/Managers. Any notice required or permitted by law or by this Agreement to be given to any Member or Director/Manager shall be deemed to have been given to such Member or Director/Manager on the same day that such notice is transmitted to each member or Director/Manager by telephone, facsimile transmission or any other comparable form of communication, or one business day after such notice is placed in the United States mail, postage prepaid, addressed to such Member or Director/Manager at his last known address.

Section 4.2 Wavier. Whenever any notice is required to be given by law or by this Agreement, a waiver of notice in writing signed by the person or persons entitled to said notice (whether before or after the time stated therein) or actual attendance at the riveting of Members, Director/Managers or committees in person or by proxy, shall be deemed equivalent to the giving of such notice, except as otherwise provided by law.

ARTICLE V

OFFICER/MANAGERS

Section 5.1 Appointment. The Officer/Managers of the Company shall be chosen by the Director/Managers and shall be a president, vice presidents, secretary, treasurer and such other officers and assistant officers and agents as may be deemed necessary by the Director/Managers, each of whom shall be elected by the Director/Managers at their annual meeting. Each of the Officer/Managers shall serve at the pleasure of the Director/Managers for such compensation. as may be fixed by the Director/Managers. Any two or more offices may be held by the same person except the offices of president and secretary. Officer/Managers need not be Members of the Company.

Section 5.2 Powers of Officer/Managers. The authority and functions of the Director/Managers and of the Officer/Managers shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Louisiana Business Corporation Law, except as expressly provided to the contrary in this Agreement. Thus, the business and affairs of the Company shall be managed under the direction of the Director/Managers, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officer/Managers, who shall be agents of the Company. No Member has the authority or power to act for or on behalf of the Company or to do any act that would be binding on the Company.

Section 5.3 Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of Officer/Managers of the Company, or otherwise, the same shall be filled by the Director/Managers, and the Officer/Manager so elected shall hold office until his successor is chosen and qualified.

Section 5.4 President. The president shall be the chief executive officer of the Company. The president shall preside at all meetings of Members, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Director/Managers are carried into effect. If a chairman of the

Director/Managers has not been elected, the president, if a Director/Manager, shall preside at all meetings of the Director/Managers. The president shall have full authority to execute powers-of-attorney appointing corporations, partnerships, other limited liability companies or individuals the agent of the Company. The president shall be a U.S. Citizen.

Section 5.5 Vice Presidents. The vice presidents, in the order of their seniority, shall, in the absence or disability of the president, perform the duties and exercise the powers of the chief executive officer and shall perform such other duties as the president or the Director/Managers shall prescribe; provided, however, that any vice president who is not a U.S. Citizen is not authorized to act, and may not act, pursuant to the foregoing sentence or in the absence or disability of the chairman of the Managers or the president, nor may such vice president be granted or delegated any authority to bind the Company.

Section 5.6 Secretary. The secretary shall attend all sessions of the Director/Managers and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform such duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meeting of the Director/Managers and shall perform such other duties as may be prescribed by the Director/Managers or president, under whose supervision he shall be. He shall keep in safe custody the seal of the Company.

Section 5.7 Treasurer. The treasurer shall have the custody of Company -funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Director/Managers. He shall disburse the funds of the Company as may be ordered by the Director/Managers, taking proper vouchers for such disbursements, and shall render to the president and Director/Managers at the regular meetings of the Director/Managers or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Company.

Section 5.8 Other Officers, Agents and Attorneys-in-fact. Subject to Section 5.1, the Managers may appoint such other officers, agents and attorneys-in-fact of the Company as they deem advisable from time to time, who shall serve for such periods and exercise such powers and perform such duties as may be determined from time to time by the Managers; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the chairman of the Managers or the president nor may such person be granted or delegated any authority to bind the Company.

ARTICLE VI

LIABILITY TO THIRD PARTIES AND INDEMNIFICATION

Section 6.1 Liability to Third Parties.

(a) Notwithstanding anything to the contrary set forth in this Agreement, and except as otherwise set forth in the Act, no Member, Director/Manager, Officer/Manager, employee or agent of the Company shall be liable in such capacity for a debt, obligation or liability of the Company.

(b) No Member, Director/Manager, Officer/Manager, employee or agent of the Company shall be a proper party to a proceeding by or against the Company, except when the object is to enforce such person’s rights against or liability to the Company.

(c) Notwithstanding the foregoing, no provision of this Agreement or the Act shall be construed as being in derogation of any rights which any person may by law have against a Member, Director/Manager, Officer/Manager, employee or agent of the Company because of any fraud practiced upon him, because of any breach of professional duty or other negligent or wrongful act by such person, or in derogation of any right which the Company they have against any such person because of any fraud practiced upon it by him,

(d) Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

Section 6.2 Indemnification.

(a) Each Member, Director/Manager and Officer/Manager shall be indemnified by the Company from and against any and all judgments, settlements, penalties, fines and expenses (including reasonable legal fees and expenses) to the extent indemnification would be either mandatory or permissive under Section 83 of the Louisiana Business Corporation Law if such Member, Director/Manager or Officer/Manager were an officer or director of a Louisiana corporation.

(b) Expenses incurred by such Member, Director/Manager or Officer/Manager in defending an action, suit or proceeding as described in Section 83 of the Louisiana Business Corporation Law may be paid by the Company in advance of the final disposition of such action, suit or proceeding if authorized by the Director/Managers, without regard to whether any participating Director/Managers are parties to such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member, Director/Manager or Officer/Manager to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Company.

(c) Notwithstanding the foregoing, Members, Director/Managers and Officer/Managers will not be entitled to indemnification or advancement of expenses in those circumstances in which indemnification would not be permitted to a director or officer of a Louisiana business corporation under Section 83 of the Louisiana Business Corporation Law or a. member or manager under Section 1315(B) of the Act.

(d) The provisions of this Section 6.2 are for the benefit of the Members, Director/Managers and Officer/Managers, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(e) No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Member, Director/Manager or Officer/Manager to be indemnified by the Company or the obligations of the Company to indemnify any such indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

Section 6.3 Liability for Actions.

(a) No Member, Director/Manager or Officer/Manager shall be liable for any action taken on behalf of the Company or any failure to take any action if he performed the duties of his office in compliance with Section 1314 of the Act. A Member, Director/Manager or Officer/Manager shall account to the Company and hold as trustee for it any profit or benefit derived by him, without the informed consent of a majority of the uninterested Members in accordance with Section 1318(C) of the Act, from any transaction connected with the conduct or winding up of the Company or from any personal use by him of its property.

(b) Notwithstanding the foregoing, no provision in this Operating Agreement or the Act shall limit or eliminate the liability of a Member, Director/Manager or Officer/Manager for the amount of a financial benefit received by such Member, Director/Manager or Officer/Manager to which he is not entitled or for an intentional violation of a criminal law.

ARTICLE VII

RECORD DATE

Section 7.1 Record Date. For the purpose of determining Members entitled to notice of and to vote at a Meeting, or to receive a distribution, or to receive or exercise subscription or other rights, or in order to make a determination of Members for any other proper purpose, the Director/Managers may fix in advance a record date for determination of Members for such purpose, such date to be not more than sixty days and, if fixed for the purpose of determining Members entitled to notice of and to vote at a meeting, not less than ten days prior to the date on which the action requiring the determination of Members is to be taken.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Interim Distributions. Distributions upon the Shares of the Company may be declared by the Director/Managers at any regular or special meeting, in such allocations as may be determined by the Director/Managers. Distributions may be paid in cash, in property or in Shares of the Company.

Section 8.2 Reserve Funds. Before payment of any distribution, there may be set aside out of any funds of the Company available for distributions such sum or sums as the Director/Managers, from time to time in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing distributions, or for repairing or maintaining any property of the Company, or for such other purpose as the Director/Managers shall think conducive to the interest of the Company, and the Director/Managers may modify or abolish any such reserve in the manner in which it was created.

Section 8.3 Demands. All checks or demands for money and notes of the Company shall be signed by such Officer/Manager or Officer/Managers or such other person or persons as the Director/Managers may from time to time designate.

Section 8.4 Company Seal. The Director/Managers may adopt a Company seal., which seal shall have inscribed thereon the name of the Company. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced. Failure to affix the seal shall not, however, affect the validity of any instrument.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Specific Performance. The parties acknowledge that their obligations hereunder are Unique„ and that it would be extremely impracticable to measure the resulting damages if any party should default in its obligations under this Agreement. Accordingly, in the event of the failure by a party to perform its obligations hereunder which failure constitutes a breach hereof by such party, the nondefaulting parties may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the parties each expressly waive the defense therein that the plaintiff has an adequate remedy at law.

Section 9.2 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement of the Members with respect to the subject matter hereof. This Agreement and the Articles replace and supersede all prior agreements made by the Members. This Agreement and the Articles supersede all prior written and oral statements and .no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.

Section 9.3 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of Louisiana applicable to agreements to be performed entirely in Louisiana.

Section 9.4 Binding Effect. This Agreement shall be binding upon all persons who are signatories hereto and their respective successors and assigns and on all persons who become Members of the Company after the date hereof.

Section 9.5 Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

Section 9.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 9.7 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be Effected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 9.8 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 9.9 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 9.10 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

Section 9.11 Amendments. All amendments to this Agreement must be in writing and signed by all the Members. The Members appoint the Director/Managers as their agents to amend this Agreement to reflect the Transfer of Membership Interests.

IN WITNESS WHEREOF, the undersigned, has duly executed this Agreement, to be legally bound hereby, as of the date set forth below.

SOLE MEMBER

ZAPATA GULF MARINE, L.L.C.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Director/Manager, Vice President & Secretary
Date:	March 9, 2017

[Signature Page to Amended and Restated Operating Agreement and By-Laws of

Quality Shipyards, L.L.C.]

EXHIBIT “A”

Member	Ownership	Consideration
Zapata Gulf Marine, L.L.C. 601 Poydras Street, 19th Floor New Orleans, Louisiana 70130	3,140 Shares	$100

Total	3,140 Shares	$100